NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BLACKHAWK FUND THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $50,000	Issue Date: March 19, 2010

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, THE BLACKHAWK FUND, a Nevada corporation (hereinafter individually and collectively called "Borrower"), hereby promises to pay to the order of Professional Offshore Opportunity Fund, LLC, 1400 Old Country Road, Suite 206, Westbury, New York 11590, Fax: (516) 228-8083, (the "Holder") or its registered assigns or successors in interest or order, without demand, the sum of Fifty Thousand Dollars ($50,000).  The aggregate principal amount outstanding under this Note will be conclusively evidenced by the schedule annexed as Exhibit B hereto (the “Loan Schedule”), up to a maximum principal document of U.S $50,000.  The entire principal amount hereunder shall be due and payable in full on March 19, 2015 (the “Maturity Date”), or on such earlier date as such principal amount may earlier become due and payable pursuant to the terms hereof.

The following terms shall apply to this Note:

ARTICLE I
INTEREST; REPAYMENT; CONVERSOIN

1.1         Interest Rate. Interest shall accrue on the unpaid principal amount of this Convertible Promissory Note (the “Note”) at the rate of eight percent (8%) per annum from the date of the first making of the loan for such principal amount until such unpaid principal amount is paid in full or earlier converted into shares (the “Shares”) of the Borrower’s common stock, $0.0001 par value (the “Common Stock”) in accordance with the terms hereof.  Interest hereunder shall be paid on the Maturity Date or on such earlier date as the principal amount under this Note becomes due and payable or is converted in accordance with the terms hereof and shall be computed on the basis of a 360-day year for the actual number of days elapsed.

1.2         Principal Payments. The outstanding principal amount is due and payable on the Maturity Date.

1.3         Liability of Borrower.  Borrower is unconditionally, and without regard to the liability of any other person, liable for the payment and performance of this Note and such liability shall not be affected by an extension of time, renewal, waiver, or modification of this Note or the release, substitution, or addition of collateral for this Note.  Each person signing this Note consents to any and all extensions of time, renewals, waivers, or modifications, as well as to release, substitution, or addition of guarantors or collateral security, without affecting Borrower’s liabilities hereunder.  Holder is entitled to the benefits of any collateral agreement, guarantee, security agreement, assignment, or any other documents which may be related to or are applicable to the debt evidenced by this Note, as they now exist, may exist in the future, have existed, and as they may be amended, modified, renewed, or substituted.

1.4        Conversion

(a)         Conversion of Principal and Interest.  Subject to the terms and conditions hereof, the Holder, at its sole option, may deliver to the Holder a notice in the form attached hereto as Exhibit A (a “Conversion Notice”), at any time and from time to time after the date hereof (the date of the delivery of a Conversion Notice, a “Conversion Date”), to convert all or any portion of the outstanding principal amount of this Note plus accrued and unpaid interest thereon, for a number of Shares equal to the quotient obtained by dividing the dollar amount of such outstanding principal amount of this Note plus the accrued and unpaid interest thereon being convened by the Conversion Price (as defined in Section 4.1).  Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note plus all accrued and unpaid interest thereunder in an amount equal to the applicable conversion, which shall be evidenced by entries set forth in the Conversion Notice.

(b)         Certain Conversion Limitations.

(i)           The Holder may not convert an outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 4.1) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock.  Since the Holder will not be obligated to report to Borrower the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Shares in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder.  The provisions of this Section may be waived by the Holder upon not less than 61 days’ prior notice to Borrower.

(ii)          The Holder may not convert an outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock.  Since the Holder will not be obligated to report to Borrower the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Shares in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether and the extent to which the restriction contained in this Section will limit any particular conversion hereunder.  The provisions of this Section may be waived by the Holder upon not less than 61 days’ prior notice to Borrower.

(iii)        The Holder may not convert an outstanding principal amount of this Note or accrued and unpaid interest thereon to the extent such conversion would require Borrower to issue shares of Common Stock in excess of the Borrower’s then sufficient authorized and unissued shares of Common Stock.

ARTICLE II
EVENTS OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below and shall further entitle Holder to exercise any and all remedies available to it under applicable law:

2.1         Failure to Pay Principal.  The Borrower fails to pay the outstanding principal amount or other sum due under this Note when due and such failure continues for a period of 5 days after the due date.

2.2         Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note or the Purchase Agreement in any respect and such breach, if subject to cure, continues for a period of 10 days after written notice to the Borrower from the Holder.

2.3         Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Purchase Agreement or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any respect as of the date made and the date hereof.

2.4         Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

2.5         Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against them are not dismissed within 45 days of initiation.

ARTICLE III
COVENANTS

So long as any principal or interest is due hereunder and shall remain unpaid, Borrower will, unless the Holder shall otherwise consent in writing:

(a)         Maintain and preserve its existence, rights and privileges;

(b)         Not (i) directly or indirectly sell, lease or otherwise dispose of (A) any of its property or assets other than in its ordinary course of business or (B) substantially all of its properties and assets, in the aggregate, to any person(s), whether in one transaction or in a series of transactions over any period of time, or (ii) adopt any plan or arrangement for the dissolution or liquidation of Borrower;

(c)         Give written notice to Holder upon the occurrence of an Event of Default or any event but for the giving of notice or lapse of time, or both, would constitute an Event of Default within five (5) days of such event;

(d)         Not use the proceeds from the issuance of this Note in any way for any purpose that entails a violation of, or is inconsistent with, Regulation U of the Board of Governors of the Federal Reserve System of the United States of America;

(e)         Comply in all material respects with all applicable laws (whether federal, state or local and whether statutory, administrative or judicial or other) and with every applicable lawful governmental order (whether administrative or judicial);

(f)          Not take any action which would impair the rights and privileges of this Note set forth herein or the rights and privileges of the holder of this Note;

(g)         Deliver to the Holder quarterly financial statements within thirty (30) days after the end of each quarter in form, scope and substance satisfactory to the Holder and annual audited financial statements within ninety (90) days after the end of each fiscal year; and

(h)         If at any time after September 10, 2009, there is either (i) insufficient Common Stock to permit conversions by Holder pursuant to Section 1.5 or (ii) the Per Share Market Value is less than the then existing par value of the Common Stock for a  period of 5 consecutive Trading Days, Borrower  will use its best efforts to amend its capital structure by means of either a reverse split of its Common Stock, an increase in its authorized Common Stock or a reduction of the par value of its Common Stock, or any combination of the foregoing as determined by Borrower’s board of directors in its reasonable discretion.

ARTICLE IV
MISCELLANEOUS

4.1         Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or State of Nevada are authorized or required by law or other government action to close.

“Conversion Price” shall be the greater of (i) the then existing par value of the Common Stock or (ii) 75% of the average of the Per Share Market Values during the twenty (20) Trading Days immediately preceding a Conversion Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Per Share Market Value” means on any particular date (a) the closing bid price per share of Common Stock on such date on the OTC Bulletin Board or on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or if there is no such price on such date, then the closing bid price on the OTC Bulletin Board or on such Subsequent Market on the date nearest preceding such date, or (b) if the shares of Common Stock are not then listed or quoted on the OTC Bulletin Board or a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the shares of Common Stock are not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder.

“Purchase Agreement” means that certain Securities Purchase Agreement dated March 19, 2010 by and between Borrower and Holder.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Market” means the New York Stock Exchange, American Stock Exchange, Nasdaq SmallCap Market or Nasdaq National Market.

“Trading Day” means (a) a day on which the shares of Common Stock are traded on such Subsequent Market on which the shares of Common Stock are then listed or quoted, or (b) if the shares of Common Stock are not listed on a Subsequent Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of Nevada are authorized or required by law or other government action to close.

4.2         Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.3         Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to Borrower to The Blackhawk Fund, 1802 N. Carson Street, Suite 108, Carson City, NV 89701, Attention: Frank Marshik; with a copy by telecopier only to: Indeglia & Carney, P.C., 1900 Main Street, Suite 300, Irvine, CA 92614, Attention: Marc A. Indeglia, Esq., telecopier number: (949) 861-3324, (ii) if to Holder, to the name, address and telecopy number set forth on the front page of this Note.

4.4         Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.5         Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.6         Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.7         Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only either in the Supreme Court of New York, New York County, in the United States District Court for the Southern District of New York, in the Superior Court of the State of California for the County of San Diego, or in the United States District Court for the Southern District of California.  Both parties and the individual signing this Note on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder or to enforce a judgment or other court in favor of the Holder.

4.8         Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.9         Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 19th day of March, 2010.

BORROWER:

THE BLACKHAWK FUND

By:
Name: Frank Marshik
Title: President

EXHIBIT A

NOTICE OF CONVERSION

Dated:

The undersigned hereby elects to convert the principal amount and interest indicated below of the attached Convertible Promissory Note into shares of common stock, $0.0001 par value (the “Common Stock”), of The Blackhawk Fund, according to the conditions hereof, as of the date written below.  No fee will be charged to the holder for any conversion.

Exchange calculations: ______________________________________________

Date to Effect Conversion: ___________________________________________

Principal Amount and Interest of
Secured Convertible Note to be Converted: ______________________________

Number of shares of Common Stock to be Issued: ________________________

Applicable Conversion Price:

Signature: __________________________________________

Name:_____________________________________________

Address: ___________________________________________

-Exhibit A-

EXHIBIT B

LOAN SCHEDULE

Convertible Promissory Note Issued by The Blackhawk Fund.

Dated: March 19, 2010

SCHEDULE
OF
CONVERSIONS AND PAYMENTS OF PRINCIPAL

Date of Conversion	Amount of Conversion	Total Amount Due Subsequent To Conversion